Exhibit 99.1

FOR RELEASE January 6, 2017

China Biologic to Build New Collection Station and New Branch Collection Facility in Shandong Province

BEIJING, China – January 6, 2017 – China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), a leading fully integrated plasma-based biopharmaceutical company in China, today announced that its majority-owned subsidiary Shandong Taibang Biological Products Co. Ltd. (“Shandong Taibang”) received two approvals from the Shandong Provincial Health and Family Planning Commission on December 30, 2016 to build a new plasma collection station and a new branch collection facility, respectively, in Shandong Province.

The new plasma collection station will be located in Ju County in Rizhao City, while the new branch plasma collection facility will be located in Feicheng County in Tai’an City and operated under the Company’s Ningyang plasma collection station, which was established in Tai’an City in July 2011. The Company intends to complete all the prerequisite procedures including site selection, facility construction, staff recruitment, government inspection and certification, and expects to commence commercial operations of both of the newly approved plasma collection station and branch collection facility by the end of 2017.

The aggregate capital expenditures for the new station and facility are expected to be in the range of RMB40 million to RMB50 million, or approximately US$5.8 million to $7.2 million, based on the December 30, 2016 exchange rate. Each facility is expected to reach its designed annual collection capacity in approximately three years after obtaining a collection license. Once operational, the Company’s new Ju County collection station, which will cover the collection territory of Rizhao City that has a population of approximately 3.0 million residents, is expected to increase the Company's total collection capacity by approximately 5%. The Feicheng branch collection facility will be located within the collection territory of the Ningyang collection station and cover a population of approximately 2.4 million residents, accounting for over 40% of the population of the Ningyang collection station’s territory. The existing Ningyang collection facility is located in the south side of Tai’an City while the Feicheng branch facility will be located in the north region of the city. With the launch of the new Feicheng facility, the Company believes the location will be more convenient for existing donors that live on the north side of Tai’an City as well as help attract new potential donors.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are very pleased to receive the approvals to build two new collection facilities in Shandong Province just before the 2017 New Year. China Biologic has a significant market presence and strong brand reputation in Shandong Province, and with the approval of the Ju County collection station, we have added our collection station presence to nine of the seventeen prefecture-level cities in this province. The approval of the two new collection facilities underscores our efforts to focus on organic growth by sustainably increasing our plasma collection volume. We are excited to ring in the new year with these new development plans.”

About China Biologic Products, Inc.

China Biologic is a leading plasma-based biopharmaceutical company in China. The Company's products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its majority-owned subsidiary, Shandong Taibang Biological Products Co., Ltd., and its wholly-owned subsidiary, Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and inoculation centers, as well as distributors, in China. For additional information, please see the Company's website, www.chinabiologic.com.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believe,” “expect,” “are expected to,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plans regarding the construction of the collection stations, including capital expenditure requirements, the expected contribution to the Company’s total collection capacity, the time required for the collection stations to reach their designed capacities and quotations from management in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for new collection facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

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